EXHIBIT 5

                   KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.
                                ATTORNEYS AT LAW

                           NationsBank Corporate Center
                                   Suite 4200
                             100 North Tryon Street
                      Charlotte, North Carolina 28202-4006


                                October 17, 1997



Glenayre Technologies, Inc.
5935 Carnegie Boulevard
Charlotte, North Carolina 28209

Gentlemen:

        You have requested our opinion in connection with the registration under the Securities Act of 1933, as amended, of 243,000 shares of the $.02 par value Common Stock (the Common Stock) of Glenayre Technologies, Inc. (the Company), a Delaware corporation, by the Registration Statement on Form S-8 (the Registration Statement) to be filed by you with the Securities and Exchange Commission in connection with assumption by the Company of Open Development Corporation's 1995 Stock Plan, 1996 Stock Option Plan and 1996 Non-Employee Director Stock Option Plan (the Stock Plans).

        We have made such investigations of law, examined original copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments, and received such statements from officers and representatives of the Company, as we have deemed necessary for purposes of this opinion.

        Based upon the foregoing, we are of the opinion that the 243,000 shares of the Common Stock covered by the Registration Statement have been duly and validly authorized and will be validly issued, fully paid and nonassessable when issued in accordance with the Stock Plans and receipt by the Company of the consideration therefor.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Sincerely,



                                KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.